Exhibit 3.35

CERTIFICATE OF FORMATION

OF

T & C WHOLESALE, INC.

ARTICLE I

NATURE OF ENTITY: The entity formed under this certificate of formation is a Texas for-profit corporation.

ARTICLE II

NAME: The name of the corporation is T & C WHOLESALE, INC.

ARTICLE III

PURPOSE: The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Organizations Code, including, but not limited to, wholesale fuel distribution.

ARTICLE IV

DURATION: The period of its duration is perpetual.

ARTICLE V

REGISTERED OFFICE: The address of the initial registered office of the corporation is 3515 S. Bryant Blvd., San Angelo, Texas 76903.

ARTICLE VI

REGISTERED AGENT: The name of the corporation’s initial registered agent is Devin L. Bates, 3515 S. Bryant Blvd., San Angelo, Texas 76903.

ARTICLE VII

ORGANIZERS: The following person is the organizer of this corporation.

Name	Address
Devin L. Bates	3515 S. Bryant Blvd. San Angelo, TX 76903

ARTICLE VII

TOTAL SHARES: The aggregate number of shares the corporation is authorized to issue is One Million (1,000,000).

ARTICLE IX

VALUE OF SHARES: This corporation is authorized to issue one class of shares only. The par value of each share is One Dollar ($1.00) per share.

ARTICLE X

DIRECTORS: The initial board of directors consists of Four (4), each of whom will serve as director until the first annual meeting of shareholders and until his or her successor is elected and qualified. The names and addresses of the initial directors are as follows:

Name	Address
D. Lloyd Norris	San Angelo, Texas

W. Alvin New	San Angelo, Texas

J. R. Brooks	San Angelo, Texas

Devin L. Bates	San Angelo, Texas

The undersigned has executed this Certificate of Formation on this 12 day of September 2006.

DEVIN L. BATES, Organizer